SEC TERMINATES INVESTIGATION OF
ITT EDUCATIONAL SERVICES, INC.

Carmel, IN July 29, 2005 -- ITT Educational Services, Inc. (NYSE: ESI) announced today that the U.S. Securities and Exchange Commission ("SEC") advised the company in a letter received today that the SEC had terminated its investigation with regard to the company and recommended that no enforcement action be taken against the company. A copy of the SEC's letter can be viewed at this address: http://media.corporate-ir.net/media_files/nys/esi/news/SECClosureLetter.pdf.

On March 9, 2004, the company reported, based on a letter that it had received from the SEC, that the SEC had initiated an inquiry with regard to the company and that the company planned to cooperate with the SEC.

The company is not paying any fines or penalties in connection with the termination of the SEC's investigation.

ITT Educational Services, Inc. is a leading provider of technology-oriented postsecondary degree programs. The company operates 79 ITT Technical Institutes in 31 states with a total student enrollment of approximately 40,000. The ITT/ESI education system offers programs at the associate, bachelor and master degree levels in five schools of study: information technology, electronics engineering technology, drafting and design, business and criminal justice. Programs of study are delivered in residence, online and through a combination of residence and online delivery.

CONTACT: Rhonda Barnat or Mike Pascale at 212-371-5999, both of The Abernathy MacGregor Group.